Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated July 31, 2024 relating to the financial statement of Wahed Real Estate Series 1 LLC (the “Company”) and the related notes to the financial statement.

/s/ Artesian CPA, LLC

Denver, CO

November 19, 2024

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com